Exhibit (r)(2)

CODE OF ETHICS

The Code of Ethics (“Code”) is predicated on the principle that each of Antares Capital Advisers LLC, Antares Capital Credit Advisers LLC and Antares Liquid Credit Strategies LLC (each an “Adviser” and together, the “Advisers”) owes a fiduciary duty to its investment advisory clients (“Clients”). All Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Employees will be mindful to:

•	Place Client interests ahead of the Advisers’ – As a fiduciary, the Advisers will serve in their Clients’ best interests, and Employees may not benefit at the expense of its Clients.
•	Engage in personal investing that is in full compliance with the Code of Ethics – All Employees must review and abide by the Firms Personal Securities Transaction and Insider Trading Policies.
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Avoid taking advantage of position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Antares, or on behalf of a Client, unless in compliance with the Gift Policy set forth in the Antares Compliance Manual/Code of Conduct.

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Maintain full compliance with the Federal Securities Laws – In particular, Employees must comply with all applicable Federal securities laws, including, but not limited to, the Investment Advisers Act of 1940 (the “Advisers Act”).

GUIDING PRINCIPLES & STANDARDS OF CONDUCT

All Employees will act with competence, integrity and in an ethical manner when dealing with the public, prospects, third-party service providers and fellow Employees.

At the broadest level, the Firm expects that Employees:

•	Will be honest, fair and trustworthy in all work activities and relationships
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Promptly report any concerns they have (even if they are not certain that a violation has occurred) regarding compliance with all applicable laws or Adviser or Antares policies, practices, or principles whether they be documented within this Code or elsewhere

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Understand that “simple compliance is more effective compliance. Effective compliance is a competitive advantage. Work to run the company in as competitive a way as possible— with speed, accountability and compliance.”

The Firm is committed to maintaining a workplace free of unlawful harassment and discrimination based on race, color, religion, gender (including pregnancy), sexual orientation, national origin, age, ancestry, disability, veteran status or any other protected classification.

Adherence to the rules and regulations set forth in the Code is a condition of employment. Therefore, disciplinary action, up to and including termination, may be taken against employees who violate the terms of the Code.

REPORTING CONCERNS & NON-RETALIATORY POLICY

Employees are obligated to promptly raise concerns, even if they are not certain that a violation has occurred, or if they believe that the Firm’s policies, practices, or principles, or applicable laws are not being followed.

To report a concern, Employees should contact:

•	Director of Human Resources;
•	Chief Compliance Officer (the “CCO”).
•	Employee supervisor/manager;
•	General Counsel;
•	Members of the Executive Committee; or
•	Online at antares.ethicspoint.com

The Firm will seek to limit sharing the identity of any reporting Employee on a “need-to-know” basis in order to carry out an investigation or to otherwise protect the interest of the Firm or as required by law, regulation or court order. Employees are expected to cooperate fully and honestly in any investigations.

The Firm has a zero-tolerance policy for any retaliation, whether direct or indirect, against Employees who raise concerns. Such retaliation is grounds for discipline up to and including dismissal. To that end, Employees should report all material concerns to the CCO, any compliance officer or the applicable resources listed above.

Nothing contained in this Code restricts the ability of an Employee to report matters to the SEC or to take any other action in conformance with the SEC’s Whistleblower Rules under Section 21F of the U.S. Securities Exchange Act of 1934.

REPORTING1

Approved Brokers: All Access Persons are required to maintain their personal securities accounts over which the Access Person has direct or indirect influence or control with an approved broker listed in Appendix H of the Compliance Manual, which may be amended from time to time by the firm in its sole discretion. Exceptions to this policy require the prior approval of the CCO and will only be granted in limited circumstances. Absent an exception granted by the CCO, Access Persons are required to transfer all accounts to an approved broker no later than 60 days after becoming an Access Person. If an exception to this policy is granted, Access Persons are responsible for ensuring that all accounts that are required to be reported under this Code and all transactions executed in these accounts are reported to the Compliance Team using MCO. In addition, Access Persons must arrange for duplicate statements and confirmations for each exception account to be sent to the Compliance Team.

In order to maintain compliance with Rule 204A-1 under the Advisers Act, the Advisers must collect the following, either directly from the Employee, or via automatic broker feeds:

Quarterly Transaction Reports: Each Adviser’s Employees must disclose all reportable securities transactions made in brokerage accounts during the quarter, as well as any new securities accounts that they have opened during the quarter no later than 30 days after the close of the calendar quarter.

Initial and Annual Holdings Reports: The Advisers’ Employees must report all current securities holdings and transaction reports for reportable securities in which the Access Person has, or acquires, any direct or indirect beneficial ownership; this includes familial, custodial and household accounts. Initial Holdings must be submitted no later than 10 days after the employee start date with the adviser and must reflect current holdings as of a date no more than 45 days prior to the employee start date. As noted above, this requirement can be fulfilled via automatic broker feeds, if established in time, or by manual means, such as hard copy reports or electronic copies of the prior account statement. The Adviser Employee must also provide Annual Holdings for all accounts that hold reportable securities as of December 31 and certify at least annually that the account information is correct. That annual certification must be provided to Compliance within 45 days of year-end. If broker feeds are not used, statements need to be provided manually.

Reporting Exemptions: Managed Accounts are exempt from the above Quarterly Transaction reporting requirements but must be disclosed at least annually during certification of Annual Holdings. This includes accounts where the Adviser Employee assigns full trading discretion to a third-party broker.

Investment accounts including but not limited to stock transfer accounts, automatic investment plans, ESOP, ESPP, or mutual fund only accounts should be brought to the attention of the Compliance Team who will, on a case-by- case basis, determine whether the plan or account qualifies for an exception.

In making this determination, the Compliance team may ask for supporting documentation, such as a copy of the Automatic Investment Plan or a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser. An Adviser Employee must provide all documentation and certifications requested by the CCO with respect to any No Influence or Control Account.

1Applies to all permanent Employees; excluding contractors and temporary employees.

NON-PUBLIC PERSONAL INVESTMENT TRANSACTIONS

Employees must receive approval from the CCO or designee prior to acquiring a beneficial interest in any private investment (i.e., hedge funds, 144A securities, etc.). Investments in Antares and its funds are excluded from this requirement.

INSIDER TRADING

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of Material Non-public Information (“MNPI”) by such investment adviser or any person associated with such investment adviser. Accordingly, the Advisers have established standards of conduct for employees and others who obtain MNPI in the course of their employment.

Employees are strictly forbidden from engaging in insider trading or tipping, either personally or on behalf of the Clients. These insider trading policies and procedures apply to all Employees as well as any transactions in any securities by family members, trusts, or corporations (or other entities), directly or indirectly controlled by such persons.

Violation of the laws prohibiting insider trading could both damage Antares’ reputation and subject Antares to significant civil liability and fines. Additionally, Employees violating the laws could face individual criminal penalties.

PERSONAL SECURITY TRANSACTIONS AND PRE-CLEARANCE2

Employees must pre-clear all personal trading transactions, with the following exceptions, provided that the Employee does not have material non-public information about the security or fund (“ETF”):

a.	Open-end mutual funds, closed ends funds, index funds, and exchange traded funds;
b.	federal, state and municipal bonds and notes; and
c.	Currency and Commodity contracts / futures. No Influence or Control Accounts as defined above are also excluded.

Once a personal security transaction has been approved, specific time limits are placed on when these transactions must be executed. Should the trade not be executed within this time period, a new pre-clearance request approval must be obtained. Unless otherwise noted, trades of traditional securities and corporate bonds must be executed by the close of business of the second market business day, not including the initial day of the approval; often referred to as the “two-day window.” Certain unique transactions due to their nature require different time periods.

Options

An option is a contract that gives the buyer the right, but not the obligation, to buy or sell an underlying asset at a specific price on or before a certain date. An option, just like a stock, is a security and requires pre-clearance.

An option contract should not stay open longer than the 3rd Friday of the 6th calendar month following the creation of the contract. Example: An Employee wants to buy a call option for ABC company on February 6, 2017 the option contract should not be open past the third Friday of August 2017.

If the option needs to be covered, then the underlying security transaction does not need to be pre- cleared, however, if the Employee wishes to close the position, or make any adjustments to the original transaction, a new pre-clearance request must be obtained.

2Applies to all permanent Employees; excluding contractors and temporary employees.

Limit Orders

A limit order is an order to buy or sell a security if the strike price occurs in a set period. If the strike price never occurs, the order is not triggered.

Because a limit order is based on a security, the transaction needs to be pre-cleared. Should the transaction be approved the order must be set up within the two-day window.

A limit order cannot stay open longer than 180 calendar days but may be extended to the following business day if the 180th day falls on a non-business day.

Similarly to options, if there are any adjustments to the original transaction, a new pre-clearance request must be obtained.

Employees are reminded that they must also pre-clear transactions and accounts of members of the Employee’s immediate family including spouse, children and other members of the household or any other accounts over which the Employee has direct or indirect influence or control.

PERSONAL SECURITIES TRANSACTIONS VIOLATION ESCALATION3

If an Employee violates certain personal securities transaction trading requirements and restrictions, such Employee will be subject to the Antares violation escalation process; further outlined in Appendix D.

The Antares violation escalation process generally requires:

●	Escalation of consequences, based upon the number of violations, for failure to pre-clear or trading outside trade window:
o	Manager, Human Resources and/or Senior Management notification
o	Restrictions on trading privileges
o	Required charitable donations
●Escalation and related measures are heightened, if trade on decline or if the traded security is on the restricted security list.

There is a 2-year rolling lookback period applicable in calculating the number of violations an employee has for purposes of applying any consequences outlined in the Personal Securities Transaction Violations Escalation Policy.

REPORTABLE SECURITIES

While only certain securities may require pre-clearance to trade, the Firm requires Employees to provide periodic reports, unless done via automatic broker feeds, regarding transactions and holdings in any Security, except the following Exempted Securities:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds;
•	State Sponsored 529 plans; and

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Please note that Exchange Traded Funds (“ETFs”) do not require pre-clearance however any accounts that hold ETFs must be reported.

3Applies to all permanent Employees; excluding contractors and temporary employees

VIRTUAL OR CRYPTOCURRENCY

Accounts that can hold virtual or cryptocurrency, must be disclosed in MCO. Purchases or sales of virtual currency or cryptocurrency coins or tokens that are being offered as part of a limited or initial coin offering must be pre- cleared.

RECORDKEEPING

The Firm shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or Antares’ management.

•	A copy of the Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place in the principal office of the Firm.
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A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

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A copy of each report made pursuant to this Code by an Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided.

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A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, and who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place in the principal office of the Firm.

Compliance will be responsible for administering the Code. All questions regarding the Code should be directed to the CCO.

WRITTEN ACKNOWLEDGEMENT AND ANNUAL CERTIFICATION4

Employees are required to complete the Code of Ethics Acknowledgement, both initially upon the commencement of their employment with the Advisers and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in this Code.

The Advisers may amend this Code and/or adopt interpretations of the policies and procedures contained in the Code as deemed appropriate by the CCO. All material amendments to, and new interpretations of, the Code shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments/interpretations.

4Applies to all permanent Employees; excluding contractors and temporary employees